Exhibit 99.77O.2


                             RULE 10F-3 REPORT FORM
                         Record of Securities Purchased
                               (Sub-Advisor Name)


1. Name of Portfolio/Series:  The Lincoln Variable Insurance Products Trust
                              Equity Income Fund

2. Name of Issuer:  DSW, Inc.

3. Underwriter from whom purchased:  Lehman Brothers Inc.

4. Affiliated Underwriter managing or participating in underwriting syndicate:
   National Financial Markets Group (NFMG)

5. Aggregate principal amount of purchase by all investment companies advised by the Adviser 275,000

6. Aggregate principal amount of offering:  14,062,500

7. Purchase price (net of fees and expenses):  $19.00

8. Offering price at close of first day on which any sales were made:
   $19.00

9. Date of purchase:  3/9/05

10. Date offering commenced:  6/28/05

11. Commission, spread or profit:  1%   $      /share  N/A (IPO)

12. Have the following conditions been satisfied?   Yes     No

    a. The securities are:

       part of an issue registered under the
       Securities Act of 1933 which is being         X
       offered to the public;                       ---     ---

       part of an issue of Government Securities;            X
                                                    ---     ---
       Eligible Municipal Securities;                        X
                                                    ---     ---

       sold in an Eligible Foreign Offering; or              X
                                                    ---     ---

       sold in an Eligible Rule 144A offering?               X
                                                    ---     ---